Exhibit 10.27

FIRST COMMUNITY CORPORATION

2021 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT FOR DIRECTORS

THIS AGREEMENT (“Agreement”) is entered into as of this [•] day of [•] 20[•], between First Community Corporation, a South Carolina corporation (“Company”) and [•] (“Grantee”).

Background:

A.           On March 16, 2021 the Board of Directors of the Company adopted the First Community Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), and on May 19, 2021, the Company’s shareholders approved the Plan at the Company’s 2021 Annual Meeting of Shareholders.

B.           The Committee of the Company’s Board of Directors duly approved the grant of restricted shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), to the Grantee on the terms described in this Agreement, and in consideration of the issuance of such restricted shares, the Grantee intends to remain as a director of the Company.

NOW, THEREFORE, as an incentive and to encourage stock ownership by the Company’s directors, and also in consideration of the premises and the mutual covenants contained herein, the Company and the Grantee agree as follows.

1.	RESTRICTED STOCK.
1.1	Grant of Restricted Stock.

(a)        The Company hereby grants to the Grantee [•] shares of Common Stock (the “Restricted Stock”), subject to the restrictions described in Paragraph 1.2 of this Agreement. As the restrictions set forth in Paragraph 1.2 of this Agreement lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Stock, such shares shall no longer be considered Restricted Stock for purposes of this Agreement.

(b)       The Company hereby directs that a stock certificate or certificates representing the shares of the Restricted Stock shall be registered in the name of and issued to the Grantee or that book entries shall be made with respect thereto. Such stock certificate or certificates or book entries shall be subject to such stop-transfer orders and other restrictions as the Company may deem necessary or advisable under applicable federal and state securities laws, and the Company may cause legends to be placed on any such certificate or certificates to make appropriate reference to such restrictions.

(c)       The Company shall not be required to deliver any certificate for shares of Restricted Stock granted under this Plan until all of the following conditions have been fulfilled:

(i)	the admission of such shares to listing on all stock exchanges on which the Common Stock is then listed (if required);

(ii)	the completion of any registration or other qualification of such shares that the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body; and
(iii)	the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Company determines to be necessary or advisable.
1.2	Restrictions.

(a)       The Grantee shall have all rights and privileges of a shareholder as to the Restricted Stock, including the right to vote, except that, subject to Paragraph 1.3(b) hereof, the following restrictions shall apply:

(i)	None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period (as defined below) applicable to such shares, except pursuant to rules adopted by the Company (if any); and
(ii)	Except as otherwise provided in this Agreement or the Plan, the Grantee shall, during the Restricted Period (defined below), have all of the other rights of a shareholder with respect to outstanding shares of unvested Restricted Stock awarded to the Grantee including, but not limited to, the right to vote (in person or by proxy) such shares at any meeting of shareholders of the Company.

(b)       Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

1.3	Restricted Period.

(a)       Unless this Subparagraph 1.3(a) is crossed out and initialed and other substitute provisions are added and initialed in the blank space on the following page, the restrictions set forth in Paragraph 1.2 shall apply to the shares of Restricted Stock as follows:

(i)	The restricted shares will fully vest as of 12:01 AM on January 1, 20[•];
(ii)	The director shall not receive any cash dividends in respect of Restricted Stock with a record date prior to the vesting date of such restricted shares;
(iii)	If the Grantee’s service as a director with the Company or any Subsidiary of the Company is voluntarily or involuntarily terminated for any reason (other than death, Permanent and Total Disability, Retirement, a Change of Control, or, following a Change of Control, a Termination of Service of the Grantee by the Company (including the Company’s Subsidiaries and the Company’s and its Subsidiaries’ respective successors) other than for Cause or by the Grantee for Good Reason, in each case, within twenty-four (24) months following the Change of Control, and in each such event the vesting will be accelerated and all unvested shares of Restricted Stock that have not been previously forfeited shall be fully vested as of such event) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company. “Retirement” means that Grantee (a) has continued to serve as a director of the Company through the end of the current term for which the Grantee has been elected to serve as a director of the Company but (b) is not nominated by the Company to be re-elected to continue to serve as a director of the Company after the end of the Grantee’s current term due to age restrictions in the Company’s bylaws; in such case, Retirement shall be deemed to occur at the end of the current term for which the Grantee has been elected to serve as a director of the Company (provided that Grantee has continued to serve as a director of the Company through such date).

Any date on which such restrictions lapse with respect to applicable shares of Restricted Stock being referred to in this Agreement as a “Restriction Termination Date,” with the period from issuance of the Restricted Stock to the Restriction Termination Date with respect to applicable shares of Restricted Stock being referred to in this Agreement as a “Restricted Period.”

(b)        Notwithstanding Paragraph 1.2, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Restricted Stock.

(c)        If a Change of Control occurs after the Grant Date and prior to the Grantee’s Termination of Service, then Article XI of the Plan shall apply to all unvested shares of Restricted Stock that have not been previously forfeited (provided that unvested shares of Restricted Stock shall vest pursuant to Paragraph 1.3(a)(iii) as a result of, if applicable, a voluntarily or involuntarily termination that occurs in connection with, and is effective immediately prior to, upon or immediately after, a Change of Control). Pursuant to Section 11.3 of the Plan, with respect to any Replacement Award (and provided that a Replacement Award may take the form of a continuation of this Agreement) upon a Termination of Service of the Grantee by the Company (including the Company’s Subsidiaries and the Company’s and its Subsidiaries’ respective successors) other than for Cause or by the Grantee for Good Reason, in each case, within twenty-four (24) months following the Change of Control, the vesting will be accelerated and all unvested shares of Restricted Stock that have not been previously forfeited shall be fully vested as of such event. Any Replacement Award will be subject to the same terms and conditions as set forth under this Agreement and otherwise in the manner provided in Section 11.2 of the Plan.

(d)       The Grantee agrees to hold at least 50% of the shares granted hereunder, whether restricted shares or unrestricted shares, until the director equity ownership guideline, as set forth in this Subparagraph 1.3(d), are met with respect to the Grantee (or the Grantee ceases to be a director of the Company). The director equity ownership guideline, which shall include vested and unvested shares of Common Stock and shares of Common Stock underlying unvested time-based restricted stock units outstanding, is equal to a minimum of $100,000. Such ownership guideline shall be determined from time to time by the Committee by dividing $100,000 by the price of the Company’s Common Stock. The resulting number of shares will remain fixed as the ownership guideline for such director until otherwise updated for changes in stock price, at the sole discretion of the Committee.

1.4          Forfeiture. If the Grantee’s service as a director of the Company or any Subsidiary of the Company shall terminate for any reason during the Restricted Period with respect to applicable shares of Restricted Stock, all rights of the Grantee to the then remaining Restricted Stock shall terminate and be forfeited (except (i) as provided in Paragraph 1.3(a)(iii) or Paragraph 1.3(c) or as otherwise determined by the Company pursuant to Paragraph 1.3(b), or (ii) if the Grantee is then employed by the Company or any Subsidiary of the Company, in which event this Agreement shall remain in effect until the earlier of a separation from service from the Company or the vesting date of the Restricted Stock).

1.5         Reserved.

1.6          Conflicts with the Plan. The Grantee hereby agrees and acknowledges that the Restricted Stock and this Agreement shall be subject to the Plan, which is incorporated into this Agreement by reference in its entirety. To the extent the terms under this Agreement conflict with the terms of the Plan, the terms of the Plan shall control. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

2.	NOTICES.

All notices or communications hereunder shall be in writing and addressed as follows:

To the Company:

First Community Corporation

5455 Sunset Blvd

Lexington, South Carolina 29072

Attn: Corporate Secretary

To the Grantee:

Last known address of the Grantee as appearing in the Grantee’s personnel records as maintained by the Company.

3.	ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Grantee except as permitted in the Plan.

4.	ENTIRE AGREEMENT; AMENDMENT; TERMINATION.

Except as provided in Section 1.6 with respect to the Plan, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings and agreements. Subject to the provisions of the Plan, this Agreement may be amended or terminated at any time by written agreement of the parties to or as provided herein. Notwithstanding the previous sentence, the Company reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy that is in effect as of the date of this Agreement or that may hereafter be adopted to address a specific situation before or after the situation occurs, a “clawback policy”) that is in effect as of the date of this Agreement or that may hereafter be adopted by the Company or the Committee and in effect at any time after the date of this Agreement, as and to the extent set forth in any such clawback policy,, or “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject. By accepting this Agreement, the Grantee agrees to return to the Company the full amount required by any such clawback policies or requirements that are or become applicable to the Grantee.

This Agreement (including the arrangements described herein) is intended to not constitute deferred arrangements and to be exempt from Section 409A of the Code, and this Agreement shall be construed and interpreted in a manner that is consistent with such intent. In the event the Agreement (or any portion thereof) is determined to be subject to Section 409A, then the Agreement (or such portion) shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

5.	GOVERNING LAW.

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the substantive laws of the State of South Carolina without regard to any rules regarding conflict-of-law or choice-of-law.

6.	NO RIGHT TO CONTINUED EMPLOYMENT OR DIRECTORSHIP; EFFECT ON OTHER PLANS.

This Agreement shall not, of itself, confer upon the Grantee any right with respect to continuance of employment or directorship by the Company, nor shall it interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. Income realized by the Grantee pursuant to this Agreement shall not be included in the Grantee’s earnings for the purpose of any benefit plan of the entity in which the Grantee may be enrolled or for which the Grantee may become eligible unless otherwise specifically provided for in such plan.

7.            ACKNOWLEDGEMENTS. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. All determinations by the Committee with respect to this Agreement, the Plan, the Restricted Stock or Replacement Awards, including, among other matters, with respect to the vesting, or the cancellation and forfeiture, of Restricted Stock under this Agreement, shall be final and binding on the Company and the Grantee.

8.            DATA PROTECTION. By accepting this Agreement (whether by electronic means or otherwise), the Grantee hereby consents to the holding and processing of personal data provided by him/her to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to, administering and maintaining Grantee records, providing information to any registrars, brokers or their party administrators of the Plan, or providing information to future purchasers of the Company or the business in which the Grantee works.

9.            COUNTERPART SIGNATURE PAGES. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.PDF), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

*         *         *         *         *

IN WITNESS HEREOF, the Company and the Grantee have duly executed this Agreement, as of the date written on the first page of this Agreement.

FIRST COMMUNITY CORPORATION

By:
Name:
Title:

GRANTEE

Signature:
Name: